EXHIBIT 77.O

Rule 10f-3 transactions for the VST from 1/1/2001 through 6/30/2001

1.   Industria de Diseno Textil ("Inditex")

     The underwriting syndicate's members:
     Banco Bilbao Vizcaya Argentania
     Morgan Stanley Dean Witter
     Goldman Sachs
     Salomon Smith Barney.

     Terms of the transaction: VST International Equity Fund bought 500 shares of Inditex on 5/22/2001 at $12.73 for $6,365.

2.   Embraer Aircraft

     The underwriting syndicate's members:
     Merrill Lynch Pierce Fenner & Smith
     Credit Suisse First Boston
     Morgan Stanley & Co.

     Terms of the transaction: VST Emerging Markets Equity Fund bought 1,600 shares of Embraer Aircraft on 6/12/2001 at $38.90 for $62,240.

3.   Korea Telecom

     The underwriting syndicate's members:
     Morgan Stanley & Co, Incoporated
     UBS AG
     LG Investment & Securities Co
     DongWon Securities America
     Daewoo Securities America, Inc.
     Dutsche Bank AG
     Goldman Sachs & Co.
     ING Barings Asia
     Nomura International
     Salomon Smith Barney Inc.
     ABN AMRO Rothschild
     Dresdner Klwinwort Wasserstein
     Good Morning Securities U.S.A. Inc.
     Hyundai Securities
     Lehman Brothers Inc.

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Terms of the transaction:  VST Emerging Markets Equity Fund bought 11,900 shares of Korea Telecom on 6/27/2001 at $20.20 for $240,380.

     All three 10f-3 transactions are determined to be fair and reasonable. The transactions complied with all the conditions set forth by Rule 10f-3 of the Investment Company Act of 1940.